As filed with the Securities and Exchange Commission on March 14, 2005
                                        Registration Number: 333-


                     SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM S-8
                            REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933


                          INCODE TECHNOLOGIES CORP.
             --------------------------------------------------
             (Exact name of Registrant as specified in Charter)

              Nevada                                  33-0895699
    ----------------------------------------------------------------------
    (State of Incorporation)                 (I.R.S. Employer I.D. Number)

            111 Howard Street, Suite 108, Mt. Arlington, NJ 07856
            -----------------------------------------------------
                   (Address of Principal Executive Offices)

                         2005 EQUITY INCENTIVE PLAN
                         --------------------------
                            (Full Title of Plan)

                              JAMES L. GRAINER
                          Incode Technologies Corp.
                        111 Howard Street, Suite 108
                          Mt. Arlington, NJ 07856
                               (973) 398-8183
          ---------------------------------------------------------
          (Name, Address and Telephone Number of Agent for Service)

                                  Copy to:
                             ROBERT BRANTL, ESQ.
                              322 Fourth Street
                             Brooklyn, NY 11215
                               (718) 768-6045

                      CALCULATION OF REGISTRATION FEE

                                   Proposed      Proposed
Title of                           Maximum       Maximum
Securities        Amount to        Offering      Aggregate
to be             to be            Price         Amount of         Registration
Registered        Registered (1)   per Share (2) Offering Price(2) Fee
-------------------------------------------------------------------------------
Common Stock,     150,000,000 shares  $0.001     $150,000         $17.66
 $.001 par value


(1) This Registration Statement also covers an indeterminable number of additional shares that may be issued as a result of an adjustment in the shares in the event of a stock split, stock dividend or similar capital adjustment, as required by the Plan.

(2) The price stated is estimated solely for purposes of calculation of the registration fee and is the product resulting from multiplying 150,000,000 shares by $0.001, the closing price of shares of the Common Stock on the OTC Bulletin Board on March 11, 2005.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION  STATEMENT

Item 3.  Incorporation of Documents by Reference.

     Incode Technologies Corp. is incorporating by reference the following documents previously filed with the Securities and Exchange
Commission:

         (a) Incode Technologies' Current Report on Form 8-K dated November 24, 2004;

         (b) Incode Technologies' Current Report on Form 8-K dated December 9, 2004;

         (c) Incode Technologies' Current Report on Form 8-K dated February 7, 2004; and

         (d) the description of Incode Technologies' Common Stock contained in its Registration Statement on Form SB-2 (No. 333-49166).

     Incode Technologies is also incorporating by reference all documents hereafter filed by Incode Technologies pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 4.  Description of Securities.

     Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

     Robert Brantl, Esq., counsel to Incode Technologies, has passed upon the validity of the shares registered pursuant to this Registration Statement. Mr. Brantl holds no interest in the securities of Incode Technologies.

Item 6.  Indemnification of Directors and Officers.

     Section 78.7502 of the General Corporation Law of the State of Nevada authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with an action, suit or proceeding, if either (a) it is not proven that the indemnified individual engaged in a breach of fiduciary duty or intentional misconduct, fraud or a knowing violation of law or (b) the indemnified individual acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 78.7502 further provides that indemnification shall be provided if the party in question is successful on the merits.

     Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provision or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

   4.1   2005 Equity Incentive Plan

     5   Opinion of Robert Brantl, Esq.

  23.1   Consent of Rosenberg Rich Baker Berman & Co., C.P.A., P.A.

  23.2 Consent of Robert Brantl, Esq. is contained in his opinion, filed as Exhibit 5.

Item 9.  Undertakings.

     Incode Technologies hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

            (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Incode Technologies pursuant to the provisions of the Delaware General Corporation Law or otherwise, Incode Technologies has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Incode Technologies of expenses incurred or paid by a director, officer or controlling person of Incode Technologies in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Incode Technologies will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                             REOFFER PROSPECTUS


                          INCODE TECHNOLOGIES CORP.

                     150,000,000 Shares of Common Stock


     The shares are being offered by persons who are officers, directors or otherwise control persons of Incode Technologies Corp. They acquired the shares from Incode Technologies, either as the recipients of grants of stock or by exercising stock options issued to them by Incode
Technologies.

     The selling shareholders intend to sell the shares into the public market from time to time. The shareholders will negotiate with the market makers for Incode Technologies' common stock to determine the prices for each sale. They expect each sale price to be near to the market price at the time of the sale.

     Incode Technologies' common stock is listed for trading on the OTC Bulletin Board under the trading symbol "ICDT.OB."

     PURCHASE OF INCODE TECHNOLOGIES COMMON STOCK INVOLVES SUBSTANTIAL RISK. PLEASE SEE "RISK FACTORS," WHICH BEGINS ON PAGE 2.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                         Incode Technologies Corp.
                       111 Howard Street, Suite 108
                          Mt. Arlington, NJ 07856
                               973-398-8183

               The date of this prospectus is March 14, 2005

                             TABLE OF CONTENTS

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . -2-

SELLING SHAREHOLDERS . . . . . . . . . . . . . . . . . . . -5-

OTHER AVAILABLE INFORMATION. . . . . . . . . . . . . . . . -5-

INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . -6-


                              RISK FACTORS

     You should carefully consider the risks described below before buying our common stock. If any of the risks described below actually occurs, that event could cause the trading price of our common stock to decline, and you could lose all or part of your investment.

             I.  RISKS ATTENDANT TO OUR BUSINESS

     WE HAVE NEGLIGIBLE REVENUE TO DATE; SO OUR ABILITY TO BECOME
PROFITABLE IS SPECULATIVE.

     Incode Technologies owns a number of domain names that it intends to use to establish Internet portals. To date, only one of those portals is carrying on business operations. Its revenue through December 31, 2004 was less than $15,000. The future of our business, therefore, is entirely speculative. It is possible that we will never develop a viable business operation.

    OUR PORTALS, WHICH WILL BE COSTLY TO DEVELOP, MAY FAIL TO GAIN A SUFFICIENT NUMBER OF USERS TO ASSURE PROFITABILITY.

    We will invest a significant amount of our cash resources in developing each of our portals. Nevertheless, these portals may fail to attract a substantial number of users. Because the use of Internet portals is new and evolving, it is difficult to predict the size of the niche market to which a portal will appeal, or to predict its rate of growth. It is also difficult to predict what features in a portal will attract users. It is possible that we will devote significant resources to the introduction of a portal, only to discover that the portal fails to attract sufficient users to make it profitable.

    WE MAY BE REQUIRED TO PROVIDE EXPENSIVE CONTENT IN OUR PORTALS.

    In order to compete with established portals, we may need to provide our users with unique content, including audio, video and other graphic content. The licenses under which we can obtain such content are often expensive, particularly for the most attractive media. In some cases, we may have to invest in the content before we have an accurate assessment of the revenue we can expect from a portal. Such a situation could result in significant operating losses for us if revenue from a portal failed to cover the costs of its content.

    OUR FAILURE TO ATTRACT QUALIFIED PROGRAMMERS, GRAPHIC DESIGNERS AND MANAGEMENT PERSONNEL COULD HINDER OUR SUCCESS.

    Our ability to attract and retain qualified programmers and other professional personnel when we need them will be a major factor in determining our future success. There is a very competitive market for individuals with advanced training in Website development and maintenance, and we are not assured of being able to retain the personnel we will need.

    Most of our portals will compete with established portals that provide similar services.

    The success of our business will depend on our ability to gain a significant portion of the niche market for which each of our portals will be designed. Most of those markets are already served by existing portals. Many of those portals are sponsored by companies whose resources far exceed ours. We will have to rely on our ingenuity and design skills in order to gain a competitive advantage. If we are not able to compete effectively with these companies, our business will fail.

    OUR BUSINESS DEVELOPMENT COULD BE HINDERED IF WE LOST THE SERVICES OF OUR CHIEF EXECUTIVE OFFICER.

    James L. Grainer is the only director and only executive officer of Incode Technologies. He is responsible for strategizing not only our business plan but also the means of financing it. If Mr. Grainer were to leave Incode Technologies or become unable to fulfill his responsibilities, our business would be imperiled. At the very least, there would be a delay in the development of Incode Technologies until a suitable replacement for Mr. Grainer could be retained.

    INCANDENT CAPITAL LLC CONTROLS OVER 64% OF THE VOTING POWER IN INCODE TECHNOLOGIES.

    We acquired our operations from Incandent Capital, LLC in exchange for 1,000,000 shares of Preferred Stock. Each of those shares gives Incandent the right to cast 400 votes at any meeting of shareholders - i.e. a total of 400,000,000 votes. Currently those shares represent 64.8% of the voting power of Incode Technologies. Incandent Capital, therefore, has the power to determine who will serve on the Board of Directors, and to make any other decisions that are appropriate for the shareholders - such as amendments to the Articles of Incorporation, approval of mergers and acquisitions, etc. Shareholders who disagree with the decisions made by Incandent Capital will have no effective means of promoting an agenda for Incode Technologies contrary to that of Incandent Capital.

    INCODE TECHNOLOGIES IS NOT LIKELY TO HOLD ANNUAL SHAREHOLDER
MEETINGS IN THE NEXT FEW YEARS.

    Nevada corporation law provides that members of the board of directors retain authority to act until they are removed or replaced at a meeting of the shareholders. One or more shareholders who own 15% of the corporation's voting power may petition the Nevada district court to direct that a shareholders meeting be held. But absent such a legal action, the board has no obligation to call a shareholders meeting. Unless a shareholders meeting is held, the existing directors elect directors to fill any vacancy that occurs on the board of directors.
The shareholders, therefore, have no control over the constitution of the board of directors, unless a shareholders meeting is held.

    Management of Incode Technologies does not expect to hold annual meetings of shareholders in the next few years, due to the expense involved. The current Board member, James L. Grainer, was appointed by the previous Board members. If other directors are added to the Board in the future, it is likely that Mr. Grainer will appoint them. As a result, the shareholders of Incode Technologies will have no effective means of exercising control over the operations of Incode Technologies.

       II.  RISKS ATTENDANT TO OWNERSHIP OF OUR STOCK

    THE ISSUANCE OF SHARES UNDER OUR AGREEMENT WITH HIGHGATE HOUSE LLC WILL DILUTE THE EQUITY OF EXISTING SHAREHOLDERS.

    Incode Technologies has issued convertible debentures to Highgate House LLC in the aggregate principal amount of $1,000,000. The debentures are convertible into a minimum of one billion shares of our common stock. We expect that Highgate House LLC will resell into the public market any shares it acquires on conversion of the debentures. The likely result of Highgate House LLC selling such large quantities of stock to the public would be a steep reduction in the market price of Incode Technologies common stock. Since the conversion price of the convertible debentures and the payment terms of the Promissory Note is determined by the market price, a reduction in the market price could result in even larger numbers of shares being issued on conversion of Highgate House's debentures. The issuance of shares to Highgate House LLC upon conversion of the debentures will reduce the portion of our equity owned by current shareholders by at least 70%.

    THE VOLATILITY OF THE MARKET FOR INCODE TECHNOLOGIES COMMON STOCK MAY PREVENT A SHAREHOLDER FROM OBTAINING A FAIR PRICE FOR HIS SHARES.

    The common stock of Incode Technologies is quoted on the OTC Bulletin Board. The dollar volume of trading is usually relatively small, and prices vary dramatically from time to time. It is impossible to say that the market price on any given day reflects the fair value of Incode Technologies, since the price sometimes moves up or down by 100% in a week's time. A shareholder in Incode Technologies who wants to sell his shares, therefore, runs the risk that at the time he wants to sell, the market price may be much less than the price he would consider to be fair.

    INCODE TECHNOLOGIES WILL BE QUOTED ON THE OTC BULLETIN BOARD FOR THE IMMEDIATE FUTURE.

    Incode Technologies does not meet the eligibility requirements for listing on the NASDAQ Stock Market. Until we meet those standards and are accepted into the NASDAQ Stock Market, or unless we are successful in securing a listing on the American Stock Exchange or some other exchange, Incode Technologies common stock will be quoted only on the OTC Bulletin Board. Such a listing is considered less prestigious than a NASDAQ Stock Market or an exchange listing, and many brokerage firms will not recommend Bulletin Board stocks to their clients. This situation may limit the liquidity of your shares.

    ONLY A SMALL PORTION OF THE INVESTMENT COMMUNITY WILL PURCHASE "PENNY STOCKS" SUCH AS INCODE TECHNOLOGIES COMMON STOCK.

    Incode Technologies' common stock is defined by the SEC as a "penny stock" because it trades at a price less than $5.00 per share. Many brokerage firms will discourage their customers from purchasing penny stocks, and even more brokerage firms will not recommend a penny stock to their customers. Most institutional investors will not invest in penny stocks. In addition, many individual investors will not consider a purchase of a penny stock due, among other things, to the negative reputation that attends the penny stock market. As a result of this widespread disdain for penny stocks, there will be a limited market for Incode Technologies' common stock as long as it remains a "penny stock." This situation may limit the liquidity of your shares.

                           SELLING SHAREHOLDERS

    The table below contains information regarding the individuals who are using this prospectus to offer common shares.


                                                         Percentage
                               Shares                    of Shares   Class
                               Owned         Number of   Owned       Held
Selling                        Before        Shares      After       After
Shareholder      Position      Offering (1)  Offered     Offering    Offering
-----------------------------------------------------------------------------

                            OTHER AVAILABLE INFORMATION

     Incode Technologies Corporation is incorporating into this prospectus by reference the following documents previously filed with the Securities and Exchange Commission:

     (a)    Incode Technologies' Current Report on Form 8-K dated
            November 24, 2004;

     (b)    Incode Technologies' Current Report on Form 8-K dated December
            9, 2004;

     (c)    Incode Technologies' Current Report on Form 8-K dated February
            7, 2005;

     (d) the description of Incode Technologies' Common Stock contained in its Registration Statement on Form SB-2 (No. 333-49166).

     Incode Technologies is also incorporating by reference all documents hereafter filed by Incode Technologies pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

     Upon written request, Incode Technologies will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any and all information that has been incorporated into this prospectus by reference. We will provide the information at no cost to the person who requests it. Any such request should be made to James L. Grainer, Incode Technologies Corp., 111 Howard Street, Suite 108, Mt. Arlington, NJ 07856.

     Incode Technologies files with the Securities and Exchange Commission annual, quarterly and current reports, proxy statements and other information, which may assist you in understanding our company. In addition, we have filed a registration statement on Form S-8, including exhibits, with respect to the shares to be sold in the offering.

     You may read and copy the registration statement or any reports, statements or other information that we file at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our Commission filings, including the registration statement, are also available to you on the Commission's Web site at http://WWW.SEC.GOV.

                              INDEMNIFICATION

     Section 78.7502 of the General Corporation Law of the State of Nevada authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with an action, suit or proceeding, if either (a) it is not proven that the indemnified individual engaged in a breach of fiduciary duty or intentional misconduct, fraud or a knowing violation of law or (b) the indemnified individual acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 78.7502 further provides that indemnification shall be provided if the party in question is successful on the merits.

     Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provision or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

                                SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, Incode Technologies Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Mt. Arlington and the State of New Jersey on the 11TH day of March, 2005.

                                INCODE TECHNOLOGIES CORP.


                                By:/s/ James L. Grainer
                                ---------------------------
                                James L. Grainer, President


       Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on March 11, 2005.


/s/ James L. Grainer
---------------------------
James L. Grainer, Director,
Chief Executive Officer,
Chief Financial Officer,
Chief Accounting Officer

                             INDEX TO EXHIBITS

4.1   2005 Equity Incentive Plan

5     Opinion of Robert Brantl, Esq.

23.1  Consent of Rosenberg Rich Baker Berman & Co., C.P.A., P.A.

23.2 Consent of Robert Brantl, Esq. is contained in his opinion, filed as Exhibit 5.